Exhibit 99.3

TRANSATLANTIC PETROLEUM LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2011

(Thousands of U.S. Dollars, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Total revenues:	$126,338	—		$126,338

Costs and expenses:
Production	17,934	6,672	A	24,606
Exploration, abandonment and impairment	60,234	1,088	B	61,322
Seismic and other exploration	9,627	11,761	C	21,388
Contingent consideration and contingencies	6,000	—		6,000
General and administrative	35,388	—		35,388
Depreciation, depletion and amortization	41,655	999	D	42,654
Accretion of asset retirement obligation	1,142	—		1,142

Total expenses	171,980	20,520		192,500

Operating loss	(45,642)	(20,520)		(66,162)
Other (expense) income:
Interest and other expense	(13,464)	4,423	E	(9,041)
Interest and other income	937	345	F	1,282
Loss on commodity derivative contracts	(8,426)	—		(8,426)
Foreign exchange loss	(11,730)	—		(11,730)

Total other (expense) income	(32,683)	4,768		(27,915)

Loss from continuing operations before income taxes	(78,325)	(15,752)		(94,077)
Income tax benefit (expense)	3,105	(3,150)	G	(45)

Net loss from continuing operations	(75,220)	(18,902)		(94,122)

Net loss per share from continuing operations
Basic and diluted	(0.21)			(0.26)
Weighted average shares outstanding
Basic and diluted	355,971	200	H	356,171

See accompanying notes to these unaudited pro forma condensed consolidated financial statements.

TRANSATLANTIC PETROLEUM LTD.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments (As of March 31, 2012)

A—To record the receipt of net cash upon the closing of the sale of Viking. The source and use of funds at closing is set forth in the following table:

(in thousands)
Cash proceeds from the sale of Viking	$155,733
Less:
Repayment of the Dalea credit agreement	(73,000)
Repayment of the Dalea credit facility	(11,000)
Repayment of a portion of the Standard Credit Facility	(48,000)
Repayment of equipment loans associated with the liabilities held for sale	(3,666)
Payment of consulting fee to PPHB Securities, LP	(1,647)

Net cash received from the sale of Viking	$18,420

B—To record the removal of the assets held for sale associated with the sale of Viking.

C—To record the receipt of the $11.5 million promissory note from Dalea associated with the sale of Viking.

D—To record the repayment of $73.0 million for the credit agreement with Dalea and $11.0 million for the credit facility with Dalea.

E—To record the removal of liabilities held for sale associated with the sale of Viking.

F—To record the partial repayment of the Standard Credit Facility.

G—To record the change in retained earnings associated with the sale of Viking.

2. Description of Unaudited Pro Forma Adjustments to Condensed Consolidated Statement of Operations (Three Months Ended March 31, 2012)

A—To record the increase in production expense as a result of not utilizing the internal resources of Viking, which previously were eliminated as intercompany costs.

B—To record the increase in seismic expense as a result of not utilizing the internal resources of Viking, which previously were eliminated as intercompany costs.

C—To record the increase in depletion expense as a result of not utilizing the internal resources of Viking, which previously were eliminated as intercompany costs.

D—To record a decrease in interest expense of approximately $1.2 million for the repayment of the credit agreement with Dalea and a decrease in interest expense of approximately $0.3 million for the partial repayment of the Standard Credit Facility.

E—To record the increase in interest income for interest on the promissory note from Dalea.

F—To record additional tax expense, assuming a 20% Turkish statutory rate, based on the pro forma changes in loss from continuing operations before income taxes.

G—To adjust the outstanding shares for the immediate vesting of Viking employees’ restricted stock units associated with the sale of Viking.

3. Description of Unaudited Pro Forma Adjustments to Condensed Consolidated Statement of Operations (Year Ended December 31, 2011)

A—To record the increase in production expense as a result of not utilizing the internal resources of Viking, which previously were eliminated as intercompany costs.

B—To record the increase in exploration, abandonment and impairment expense as a result of not utilizing the internal resources of Viking, which previously were eliminated as intercompany costs.

C—To record the increase in seismic and other exploration expense as a result of not utilizing the internal resources of Viking, which previously were eliminated as intercompany costs.

D—To record the increase in depletion expense as a result of not utilizing the internal resources of Viking, which previously were eliminated as intercompany costs.

E—To record a decrease in interest expense of approximately $3.6 million for the repayment of the credit agreement with Dalea and a decrease in interest expense of approximately $0.8 million for the partial repayment of the Standard Credit Facility.

F—To record the increase in interest income for interest on the promissory note from Dalea.

G—To record additional tax expense, assuming a 20% Turkish statutory rate, based on the pro forma changes in loss from continuing operations before income taxes.

H—To adjust the outstanding shares for the immediate vesting of Viking employees’ restricted stock units associated with the sale of Viking.

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